Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2021
April 22, 2021

Jessica Greiner
Vice President, Investor Relations and Communications
Thank you, Rocco. Good morning everyone. I’m Jessica Greiner, Vice President of Investor Relations and Communications for Trinity. We appreciate you joining us for the Company’s first quarter 2021 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliation of the non-GAAP metrics are provided in the appendix of our supplemental slides. The supplemental materials are accessible on our IR website at www.trin.net. These slides can be found under the Events and Presentations portion of the site along with the First Quarter Earnings Conference Call event link. They are also available live during the webcast.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Jessica, and good morning to everyone joining us today.
I hope everyone is staying healthy and looking forward to a brighter summer and year ahead. We certainly are, and are increasingly encouraged by the improving trends for our business and the economy as a whole. While the railcar market is showing signs of recovery in 2021, we are focused on the execution of strategic initiatives that are more within our control to position the Company for an acceleration in our financial performance – many of which were detailed at our Investor Day last winter as part of our 3 year strategic plan.
To highlight the key themes from the first quarter, Trinity’s results reflect the initial impact of implementing certain of these project initiatives on top of challenging pricing and declining volumes given the lower order volumes last year. Additionally, two significant weather events affected our productivity in the quarter, one of which will have a lingering impact on our business in the second quarter.
Even so, I am pleased with our progress toward the goals we laid out at our Investor Day and the tremendous effort our teams have put forth. We feel very good about how we are positioning our business for a recovery, and the embedded value we are creating in the platform for long-term performance. While earnings were low given the reasons I just stated, Trinity’s rail platform still generated a healthy level of cash flow in the first quarter. We also believe the investments made during the quarter align with our capital allocation framework for creating long-term shareholder value.
Let’s turn now to Slide 4 and review our results. As I mentioned in my opening, we believe the railcar market is early in its recovery from the pandemic-related headwinds of 2020. However, our first quarter financials continue to show the impact of lower demand and pricing pressure in the market over the past year. Our first quarter revenue of $399 million was down 35% from a year ago, which was within our expectations, but nonetheless, not where we like it to be. The past quarter will be the most challenging year-over-year comparison for us, given that COVID-19 did not take a broader hold in the U.S. until the second quarter of last year. Lower deliveries also impacted our adjusted EPS of $0.07, which was down compared to a year ago.
While the overall financial results remained weak, Trinity’s rail platform continues to drive solid cash flow relative to the level of earnings we achieved. In the first quarter, cash flow from operations totaled $70 million and Free Cash Flow, which is essentially our excess cash after all investments and dividends, was $90 million. Eric will go into more details on our cash flow results in a moment.
What is difficult to see in the consolidated results are the encouraging internal and external trends we are seeing. I am pleased to report that our operational performance and railcar inquiries are turning the corner, and trended positively as we progressed through the first quarter.
Let’s first briefly address the railcar market – turning to Slide 5, as mentioned, the rail market is still soft, but we are seeing signs of a recovery.
Market uncertainty in the wake of COVID-19 pandemic remains the largest headwind. Our customers tell us they continue to refine their expectations for the North American economic recovery and what that will mean for their businesses. Their concerns are starting to ease with increasing vaccine distribution and government stimulus programs. Customer confidence in the economic outlook impacts their decisions regarding lease renewals, fleet expansion, and asset replacement. Looking at rail traffic, first quarter loadings were greatly impacted by weather events, but some positive momentum emerged in the last few weeks. Additionally, we’ve seen 9 straight months of railcars coming out of storage since the peak last summer, leading to industry utilization returning to pre-pandemic levels and trending around the 5 year industry average.
We see positive carload and storage trends for railcar types representing over 50% of the North American fleet. Previously, fleets serving the Agriculture and Consumer Products markets were presenting the most opportunity based on improving carloads. With early signs of a recovery in the industrial economy, high steel prices, and increasing steel mill utilization, as well as a potential Infrastructure Bill, we are also seeing positive benefits on railcars within the Construction and Metals markets. The Energy markets continue to lag, but we are seeing some recovery from the pandemic lows across commodities like coal, crude oil, and ethanol, likely associated with the reopening of the economy across the country.
Utilization and pricing are firming within our lease portfolio, and railcar inquiries returned to a more normal level of activity. Trinity’s FLRD metric declined slightly during the first quarter to a -14.8% as a result of difficult comps in the quarter for expiring lease rates. We expect lease rates to stabilize to slightly improve in many markets over the course of the year as excess railcar capacity returns to service to meet increasing car loads. When looking at the potential for new railcar demand, we currently expect industry deliveries to be below replacement levels this year, but believe that current inquiries support railcar deliveries at, or just above, replacement levels in 2022.
I want to make a quick comment on steel prices. Given the decline in industrial production the past few years, we are in a unique and dynamic environment as it relates to the supply of steel, and the unprecedented rise in steel prices seen over the last 6 to 9 months. Trinity typically uses contract-specific purchasing practices, existing supplier commitments, contractual price escalation provisions, and other arrangements with our customers to mitigate the effects of steel price volatility on our operating profits for the year. In general, we believe there is enough capacity in the industry to meet current production levels and that our existing contracts will meet our current production forecasts. If current steel prices sustain at these levels or trend higher, it could limit demand for new railcars. Of similar importance, current steel pricing could create a profit headwind in some of our near-term deliveries as the supply chain ramps up to meet increasing demand.
Turning to Slide 6, I’d like to provide a little further color on our segment results. For the Leasing business, Trinity’s lease revenue was slightly down compared to last year due to the continuation of softer pricing on lease rates and slightly lower utilization. The good news is, in addition to prices firming in the market as demand improves, we are seeing positive developments with leading indicators, such as high renewal success rate and lengthening terms. We are taking a disciplined approach to pricing on our lease rates, and we believe we are nearing an inflection point as available railcars in certain markets are approaching full utilization. We are also closely monitoring our costs, but expect that maintenance and other operational expenses required to position the lease fleet for increasing demand will be a headwind to the Leasing segment margin for the year. As part of our strategic initiatives, we will continue to work towards increasing the percentage of maintenance and compliance events handled internally within our shops. Over the last few years, we have increased our service capacity from roughly one-third to over half of our maintenance events – achieving a target we set out at the end of 2018. With our current footprint, we have the ability to get to 70%, which will continue to reduce the effective maintenance costs of our fleet and improve the serviceability of the railcars for our customers.
In regards to our railcar production operations, on the surface, Rail segment margins are understandably still below our targets. We continue to work hard to right size our operations and shift variable and indirect costs. During the first quarter, we reduced manufacturing headcount by another 25% to balance our production capacity with demand. We also experienced two significant weather events that disrupted our operations in the first quarter and impacted profit by roughly $4 million. First, the severe winter storms that impacted much of the country over the middle of February impacted critical utilities for several facilities, with some buildings sustaining minor damage. Second, very late in the quarter, a tornado damaged our Cartersville, Georgia maintenance plant. Fortunately, no one was injured. The tornado damage is expected to have a minor impact on the Rail Products Group's second quarter results, and we believe our insurance coverage is sufficient to cover property damage costs related to the event. Additionally, the Company may be entitled to business interruption proceeds due to the work stoppage.
Looking forward, we expect progress on our optimization efforts will translate roughly into breakeven margins for the second quarter, with continuous improvement through year end. Approximately 55% of our backlog is expected to deliver in the year, resulting in declining year over year deliveries; although we do expect our delivery rate to build through the year to meet demand from new orders.
Moving along to Slide 7, in terms of progress on our initiatives in the first quarter, we executed against both our efficiency and our balance sheet goals.

Over the quarter, we successfully launched various initiatives to enhance the value of our outsourced fabrication activities. I already mentioned the completion of further headcount reductions. In aggregate, we have made great progress to lower our breakeven costs on railcar production, and we are starting to see tangible benefits from our efforts. Through the remainder of the year, we plan to continue lean initiatives and install additional automation throughout our rail operations to lower the overall cost structure.
We are continuing to evaluate cost savings across the enterprise. We sold several idled facilities during the first quarter, and we expect to conduct a number of these transactions over the next couple of years to clean up our operational footprint and reduce the carrying costs of these facilities.
On the balance sheet, we completed a small sale of leased railcars as part of our portfolio yield improvement goals. This portfolio sale is a small step toward the goal, but we have a number of strategies in progress to improve our balance sheet. As you’ll recall from our Investor Day, Trinity is committed to lowering our cost of capital by raising our leverage to a target of 60-65% LTV. Eric will speak more to our balance sheet optimization shortly.
And finally, an update on Trinsight, which is our real-time digital tracking and fleet data service. We continue to have promising dialog with customers and have moved to an active pilot program with a growing number of those customers. We look forward to updating you on the revenue opportunity and the potential for the market impact in the future.
In summary, we are executing our plans well, and with continued improvement in rail fundamentals, we believe our returns and financials will incrementally improve on the upcycle given the operating and financial leverage we are building in the business. It’s always difficult to predict the exact timing of an inflection or the pace of a recovery, but we are encouraged by the momentum we can see both within our business and within the market. Eric, I’ll hand it over to you for additional comments.
Eric R. Marchetto,
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone. I’ll start with the financial summary on Slide 8 and provide a few more details. Trinity’s first quarter results are a combination of the challenging post-pandemic market environment and our efforts to position the business for an acceleration in financial performance. While the earnings results are lower than the first quarter of 2020, we believe we are making the necessary changes for improved profitability in 2021, and as Jean said, we are seeing green shoots from our efforts within the business.

Jean has highlighted several business drivers of our financial performance, including lower overall deliveries, and challenging lease and new car pricing compared to prior quarters. During the quarter, our earnings results were impacted by approximately $4 million of direct costs and lost production time associated with two distinct weather events. As we look through 2021, we expect modest earnings improvement in the next quarter with further acceleration into the back half of the year, resulting in year-over-year earnings improvement in 2021.
In regards to cash flow, first quarter cash flow from operations primarily reflects the lower level of operating income. Our working capital was substantially unchanged during the first quarter resulting in $70 million in operating cash flow for the period. For 2021, we continue to expect cash flow from operations of between $625 million and $675 million.
Our investments in the quarter included approximately $108 million in leasing capex for new railcars and betterments and $9 million in manufacturing capex following the completion of our Midwest maintenance facility. For the year, our expectation for net leasing capex and manufacturing capex remains the same at $300 million to $350 million and $45 million to $60 million, respectively. We anticipate completing additional portfolio sales from the fleet during 2021 as we execute on our initiative to improve lease fleet returns.
Total Free Cash Flow after investments and dividends totaled $90 million in Q1. The improvement from cash flow from operations is the result of the timing in the financing of our lease fleet growth for the quarter, offsetting the equity capital required.
Trinity also completed the previously announced acquisition of a railcar cleaning technology company for approximately $17 million. We expect to leverage this new technology and build the capability as part of our automation efforts in rail maintenance operations.
We continue to return meaningful amounts of capital to shareholders through our dividend and share repurchases, which combined for approximately $60 million during the quarter. Our share repurchase authorization has $145 million remaining through the end of the year. As we look across our opportunity set for deploying capital, we are committed to taking a returns-based approach and do right by the shareholder.
Turning to Slide 9, Trinity remains in a strong financial position with a balance sheet capable of opportunistic deployment. We’re also making steady progress on our leverage target goals and lowering our cost of capital. During the first quarter, Trinity expanded the size of our Leasing warehouse. The increased size of the warehouse gives Trinity the ability to lower our overall interest expense while gaining exposure to floating rate debt. Our liquidity at the end of the first quarter was $772 million.
We expect to continue taking advantage of the low interest rate environment to reduce our overall cost of capital. Trinity’s nearest term debt maturities primarily relate to our partially-owned subsidiaries, which were financed in a much different interest rate environment. Rail asset-backed securities have continued to attract new investors creating a very deep market and compelling environment for completing new debt deals. The announcement of our Green Financing Framework for lease securitizations is also potentially opening new pools of capital. We are taking a disciplined approach to matching the increased leverage on the balance sheet with the ability to deploy that capital to create shareholder value.
Near term, our capital allocation priorities remain a modest investment in our lease fleet for growth, a normalized level of manufacturing capex, which includes implementing new cleaning technology into our maintenance business, as well as small tuck-in acquisitions for both secondary market portfolios and other services. Our loan-to-value ended the first quarter at 61%, which leaves us positioned to take advantage of attractive market opportunities, including returning capital to shareholders.
In closing, we believe that the strategic plan we laid out to investors is taking hold. And while the true success of our efforts will take time to come to fruition within our financials, we are focused on executing upon initiatives that are more within our control and will accelerate our financial performance as the market recovers. After a year of major change in a world-wide pandemic, and big down payments towards restructuring the Company in 2020, the first quarter of 2021 was another example of our people rising to meet a challenge. Our platform continues to prove its resiliency, delivering a healthy level of cash flows against an otherwise low earnings number. We remain committed to a disciplined approach for allocating capital to build long-term shareholder value. We are encouraged by the continued positive trends we are seeing across the railcar industry and believe, outside of a pandemic setback, that we are on the road to recovery.
Rocco, you may now take us to questions from our participants.

Jessica Greiner
Vice President, Investor Relations and Communications
Thank you, Rocco. A replay of today’s call will be available after 10:30 a.m. Eastern standard time through midnight on April 29th, 2021. The replay number is (877) 344-7529 with an access code of 10152017. A replay of the webcast will also be available under the Events and Presentations page on our Investor Relations website located at www.trin.net. We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.
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